Exhibit 99.1
200 Connell Drive
Berkeley Heights, NJ 07922

Phase 3 Trial of Genasense® in Advanced Melanoma Does Not Show Significant Increase in Overall Survival

BERKELEY HEIGHTS, NJ – May 23, 2011 - Genta Incorporated (OTCBB: GNTA) today announced that overall survival for patients treated with Genasense® (oblimersen sodium) Injection plus chemotherapy in AGENDA, the Company’s Phase 3 trial of Genasense® in patients with advanced melanoma, was not significantly superior compared with patients treated with chemotherapy alone.

AGENDA was a randomized, double-blind, placebo-controlled trial of dacarbazine administered with or without Genasense® in patients who had not previously received chemotherapy.  As defined in a prior randomized trial, AGENDA employed a biomarker to define patients who might maximally benefit from such treatment.

In the trial, median survival was 13.5 months in the Genasense group® and 13.1 months in the chemotherapy-only group (P=0.73).  The durable response rate (i.e., the proportion of patients who achieved a major objective response that persists at least 6 months) was 10.8% and 7.6%, respectively (P=0.32).  The safety profile of Genasense® in AGENDA was consistent with prior studies, as previously released.

“We are keenly disappointed in this result, which terminates our 10-year effort to achieve a clinically meaningful benefit for patients with melanoma,” said Dr. Raymond P. Warrell., Jr., Genta’s Chief Executive Officer.  “In view of these results, we will review the Company’s pipeline portfolio and provide further guidance in the near future.  Genta is grateful for the tireless dedication of our employees and for the contributions of the many physicians, patients, and families who have worked to advance Genasense for cancer treatment.”

About Genta

Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer.  The Company is developing tesetaxel, a novel, orally absorbed taxane that is in the same class of drugs as paclitaxel and docetaxel.  As the leading oral taxane in clinical development, tesetaxel has been evaluated in a broad program of completed or ongoing Phase 2a/Phase 2b clinical trials.  The Company has announced that gastric (stomach) cancer will be the lead indication for Phase 3 registration studies.  Genasense® (oblimersen sodium) Injection is a modified DNA-based antisense drug that may enhance the effectiveness of anticancer therapy.  Genta is exclusively marketing Ganite® (gallium nitrate injection) in the U.S, which is indicated for treatment of symptomatic patients with cancer-related hypercalcemia that is resistant to hydration.  The Company has developed proprietary oral formulations of the active ingredient in Ganite® that are being evaluated as potential treatments for diseases associated with accelerated bone loss.  Ganite® and Genasense® are available on a “named-patient” basis in countries outside the United States.  For more information about Genta, please visit our website at: www.genta.com.

Safe Harbor

This press release may contain forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future.  Such forward-looking statements include those that express plan, anticipation, intent, contingency, goals, targets, or future developments and/or otherwise are not statements of historical fact.  The words “potentially”, “anticipate”, “could”, “calls for”, and similar expressions also identify forward-looking statements.  The Company does not undertake to update any forward-looking statements.  Factors that could affect actual results include, without limitation, risks associated with:

•	the Company’s ability to obtain necessary regulatory approval for its product candidates from regulatory agencies, such as the U.S. Food and Drug Administration and the European Medicines Agency;
•	the safety and efficacy of the Company’s products or product candidates;
•	the timing of commencement and completion of any clinical trials;
•	the Company’s assessment of its clinical trials;
•	the Company’s ability to develop, manufacture, license, or sell its products or product candidates;
•	the Company’s ability to enter into and successfully execute any license and collaborative agreements;
•	the adequacy of the Company’s capital resources and cash flow projections, the Company’s ability to obtain sufficient financing to maintain the Company’s planned operations, or the risk of bankruptcy;
•	the adequacy of the Company’s patents and proprietary rights;
•	the impact of litigation that has been brought against the Company; and
•	the other risks described under Certain Risks and Uncertainties Related to the Company’s Business, as contained in the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

There are a number of factors that could cause actual results and developments to differ materially.  For a discussion of those risks and uncertainties, please see the Company's Annual Report on Form 10-K for 2010 and its most recent quarterly report on Form 10-Q.

SOURCE: Genta Incorporated

CONTACT:
Genta Investor Relations
info@genta.com